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                                                                    EXHIBIT 11.1

                          POWERWAVE TECHNOLOGIES, INC.

          COMPUTATION OF PRO FORMA NET INCOME AND NET INCOME PER SHARE
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EPS CALCULATION AS OF 3/31/96

Shares issued and outstanding......................                  8,998,650
Preferred shares converted upon IPO................                  5,063,850
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Pro forma shares outstanding.......................                 14,062,500
Options issued within one year of IPO..............      982,500
Proceeds...........................................   $3,249,128
Assumed buyback price..............................   $    11.50
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Shares bought back.................................      282,533
Non-qualified tax benefit utilizing 41% tax rate...      286,986
Common equivalent shares...........................                    412,981
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Total weighted average Common Shares...............                 14,475,481
Net income at March 31, 1996.......................                $ 1,707,978
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Pro forma net income per share.....................                $      0.12
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EPS CALCULATION AS OF 3/30/97

Shares issued and outstanding......................                 15,862,497
Over-allotment Shares issued in IPO on 1/3/97......      360,000       344,176
Options exercised during quarter...................       18,827        12,378
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Shares outstanding.................................                 16,219,051
Options issued as of 3/30/97.......................    1,148,673
Proceeds...........................................   $5,777,028
Assumed buyback price..............................   $   17.625
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Shares bought back.................................      327,775
Non-qualified tax benefit utilizing 38% tax rate...      311,941
Common equivalent shares...........................                    508,957
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Total weighted average common shares...............                 16,728,008
Quarterly net income at March 30, 1997.............                $ 2,760,668
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Net income per share...............................                $      0.17
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